Exhibit 99.1

Contact:	Bob Marsocci
(310) 726-4656

DIRECTV Completes $1.0 Billion

6 3/8 Percent Senior Note Financing

EL SEGUNDO, Calif., June 15, 2005 – The DIRECTV Group, Inc. (NYSE: DTV) announced today that its subsidiaries, DIRECTV Holdings LLC and DIRECTV Financing Co., Inc. (collectively, “DIRECTV”) have closed their previously announced offering of $1.0 billion aggregate principal amount of their 6 3/8 percent Senior Notes due 2015. DIRECTV received approximately $1.0 billion in net proceeds from the offering and, as previously announced, plans to use the net proceeds from this offering to repay $500.0 million of borrowings under its current senior secured credit facility with the remainder of the proceeds to be retained by DIRECTV for general corporate purposes.  The ten-year senior notes are unsecured and are guaranteed by all of DIRECTV’s material domestic subsidiaries.

The senior notes were sold pursuant to Rule 144A and Regulation S under the Securities Act and have not been registered in the United States under the Securities Act or in any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The DIRECTV Group, Inc. (NYSE: DTV) is a world-leading provider of digital multichannel television entertainment.  For more information please visit www.directv.com.

###